Exhibit B

As amended August 20, 2026

Management Services Fee Schedule

Fees for Schedule A Funds

For each of the Funds covered under this Agreement, the following fee breakpoint schedule will apply. The fee breakpoints will be applied at the fund family level. For purposes of this Agreement, the fund family will include all funds in the Trust managed by the same investment advisor.

Each Fund will pay an annual fee of $5,000 plus an asset-based fee:

0.10% of assets from $0 to $50,000,000
0.07% of assets from $50,000,000 to $100,000,000
0.05% of assets from $100,000,000 to $250,000,000
0.04% of assets from $250,000,000 to $500,000,000
0.03% of assets from $500,000,000 to $1,000,000,000
0.02% of assets from $1,000,000,000 to $5,000,000,000 0.01% of assets from $5,000,000,000 and above

Fees for Schedule B Funds

Each Fund will pay an annual fee of $30,000 plus an asset-based fee:

0.030% of assets from $0 to $999,999,999

0.020% of assets from $1,000,000,000 and above

In addition to the Management Servicing Fee, the Trust, and each Fund, will reimburse MFund, at cost, for any reasonable out of pocket expenses incurred in the performance of its duties under this Agreement.

MUTUAL FUND SERIES TRUST                             MFUND SERVICES LLC

/s/ Jennifer Bailey                                                             /s/ Jerry Szilagyi

Jennifer Bailey, Secretary                                                 Jerry Szilagyi, President